United States securities and exchange commission logo





                     January 5, 2021

       Tilman J. Fertitta
       Chief Executive Officer
       Landcadia Holdings II, Inc.
       1510 West Loop South
       Houston, TX 77027

                                                        Re: Landcadia Holdings
II, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 12,
2020
                                                            File No. 001-38893

       Dear Mr. Fertitta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Joel Rubinstein, Esq.